Exhibit 4.45

Execution Copy

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO THE CREDIT AGREEMENT is made as of June 29, 2018, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), WELLS FARGO CANADA CORPORATION, a Nova Scotia unlimited company, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”) and BIRKS GROUP INC. and together with each other Person organized under the laws of Canada or a province thereof that joins under the Credit Agreement as a “Borrower” after the Closing Date in accordance with the terms of the Credit Agreement (each, a “Borrower” and all references herein to “Borrower” shall include each such additional Borrower who so joins).

WHEREAS the Borrower, the Agent and the initial Lender signatory thereto are parties to a Credit Agreement dated as of October 23, 2017 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);

AND WHEREAS the Borrower, Crystal Financial LLC, as agent (the “Term Loan Agent”) and the lenders signatory thereto (the “Term Loan Lenders”) are parties to a Credit Agreement dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Term Loan Agreement”);

AND WHEREAS in connection with the Credit Agreement and the Term Loan Agreement, the Borrower, the Agent, the Term Loan Agent, Montrovest B.V. (“Montrovest”), Cash, Gold & Silver Inc. and Cash, Gold & Silver USA, Inc. have entered into a postponement and subordination agreement dated as of the date hereof, pursuant to which, inter alia, Montrovest agreed that all indebtedness owing by the Borrower to Montrovest is subordinate to all indebtedness owing by the Borrower to each of the Lender and the Term Loan Lenders pursuant to or in connection with the Credit Agreement and the Term Loan Agreement on the terms set out therein, as applicable;

AND WHEREAS Montrovest, a corporation formed under the laws of the Netherlands, proposes to merge into Montel Sàrl (“Montel”), being its parent company, and will continue under the laws of Luxembourg as Montel (the “Montrovest Merger”);

AND WHEREAS the Borrower has requested certain amendments to the Credit Agreement in connection with the Term Loan Agreement, the Montrovest Merger and to permit certain payments under Section 6.7 of the Credit Agreement to be made to Carlo Coda Nunziante under a consulting arrangement with the Borrower;

AND WHEREAS in connection with the foregoing, the parties hereto agree to make certain amendments to the Credit Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties hereto as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1       Definitions. All capitalized terms used in this Agreement that are defined in the Credit Agreement have the meanings ascribed to them in the Credit Agreement, except to the extent that such terms are defined or modified in this Agreement, or the context otherwise requires. In addition, the following terms have the following meanings:

“Credit Agreement” has the meaning specified therefor in the recitals hereto.

“this Agreement” means this Amendment No. 1 to the Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

ARTICLE 2

AMENDMENTS TO CREDIT AGREEMENT

2.1       Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a)	Schedule 1.1 (Definitions) is hereby amended as follows:

(i)	The following definition of “Availability Block” is added immediately after the definition of “Authorized Person”:

“Availability Block” means, as of any date of determination, the greater of (i) ten percent (10%) multiplied by the Term Loan Borrowing Base (calculated without giving effect to the Availability Block), and (ii) $8,500,000 plus (A) from December 20 to January 20 of any given Fiscal Year, $9,500,000, or (B) from January 21 to February 20 of any given Fiscal Year, $4,500,000.

(ii)	The definition of “Borrowing Base” is amended and restated in its entirety to read as follows:

“Borrowing Base” means, as of any date of determination, the Canadian Dollar Equivalent amount of the result of:

(a)        90% of the amount of Eligible Credit Card Receivables of Borrower, plus

(b)        90% of the amount of Eligible Accounts of Borrower, provided that the amount thereof included in the Borrowing Base shall not exceed 20% of the aggregate amount of the Borrowing Base, plus

(c)        90% of the amount calculated by multiplying the Inventory Net Recovery Percentage of the relevant Eligible Inventory Category identified in the most recent Inventory appraisal ordered and obtained by Agent by the cost (based on GAAP) of such Eligible Inventory provided that the amount of Eligible Non-Possessory Inventory included in Eligible Inventory for the purpose of calculating the Borrowing Base shall not exceed 5% of the aggregate amount of the Eligible Inventory, minus

(d)        the aggregate amount of Receivables Reserves, Loan to Value Reserves, Bank Product Reserves, Inventory Reserves, Canadian Priority Payables Reserves and other Reserves, if any, established by Agent in accordance with Section 2.1(c) of the Agreement with respect to the Borrowing Base, minus

(e)        the Availability Block.

(iii)	Part (a) of the defined term “Change of Control” is amended to change “Montrovest B.V.” to “Montrovest B.V. (which, following the Montrovest Merger, shall mean Montel)”.

(iv)	The following definition of “Intercreditor Agreement” is added immediately after the definition of “Intercompany Subordination Agreement”:

“Intercreditor Agreement” means the Intercreditor Agreement dated June 29, 2018, by and among the Agent and the Term Loan Agent, and acknowledged by each Loan Party, as it may be amended, supplemented or otherwise modified from time to time.

(v)	The following definition of “Loan to Value Reserve” is added immediately after the definition of “Loan Party”:

“Loan to Value Reserve” as of the date of determination by the Agent, from time to time an amount equal to the greater of (a) $0; and (b) the amount, if any, by which the outstanding amount of the Term Loan at such time exceeds the difference between (1) clauses (a), (b), (c) and (d) (excluding the Loan to Value Reserve) set forth in the definition of Term Loan Borrowing Base and (2) clauses (a), (b), (c) and (d) (excluding the Loan to Value Reserve) set forth in the definition of the Borrowing Base.

(vi)	The definition of “Management Subordination Agreement” is amended and restated in its entirety to read as follows:

“Management Subordination Agreement” means that certain Management Subordination Agreement, dated as of June 29, 2018, among Borrower, Gestofi S.A., Term Loan Agent and Agent, as the same may hereafter be amended, restated, supplemented or otherwise modified with the consent of Agent.

(vii)	The definition of “Material Contract” is amended and restated in its entirety to read as follows:

“Material Contract” means any agreement or arrangement to which any Loan Party or any of its Subsidiaries is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect or (b) that relates to Indebtedness in an aggregate amount of the Canadian Dollar Equivalent of $2,500,000 or more. Notwithstanding anything to the contrary contained in this Agreement, the term “Material Contract” shall include, for all purposes, each of the following: (i) the Quebec Subordinated Debt Documents, (ii) the Rolex Canada Documents, (iii) the Montrovest Debt Documents, (iv) the Management Agreement; (v) any Additional Subordinated Debt Documents; (v) the Closing Date US Divestiture Agreements; (vi) the Term Loan Documents, (vii) the Franchise Agreement dated as of October 18, 2017 between Borrower and GD Overseas SA, and (viii) the Concession Agreement dated as of November 30, 2015 between Borrower and Patek Philippe SA Geneve.

(viii)	The following definition of “Montel” is added immediately after the definition of “Maximum Credit Amount”:

“Montel” means Montel Sàrl, a corporation formed under the laws of Luxembourg, and its successors and permitted assigns.

(ix)	The definition of “Montrovest Debt” is amended and restated in its entirety to read as follows:

“Montrovest Debt” means all Indebtedness owing to Montrovest B.V. (which, following the Montrovest Merger, shall mean Montel) under the Montrovest Debt Documents that constitutes Permitted Indebtedness.

(x)	The definition of “Montrovest Debt 2017” is amended and restated in its entirety to read as follows:

“Montrovest Debt 2017” means Montrovest Debt incurred by the Borrower as of July 28, 2017 and owing to Montrovest B.V. (which, following the Montrovest Merger, shall mean Montel) to the extent such Indebtedness constitutes Permitted Indebtedness in an aggregate principal amount equal to US$2,500,000.

(xi)	The definition of “Montrovest Debt Documents” is amended and restated in its entirety to read as follows:

“Montrovest Debt Documents” means, collectively, (i) the Amended and Restated Cash Advance Agreement dated as of June 8, 2011 by and between Borrower and Montrovest B.V., (original principal amount of US$2,000,000), (ii) the Amended and Restated Cash Advance Agreement dated as of June 8, 2011 by and between Borrower and Montrovest B.V., (original principal amount of US$3,000,100), (iii) the

Loan Agreement executed on July 28, 2017, with effect as of July 20, 2017 by and between Borrower and Montrovest B.V. and (iv) any other loan agreement entered into by and between Borrower and Montrovest B.V. prior to the Montrovest Merger or thereafter with Montel; provided that any such other loan agreement shall be in form, scope and substance and on terms satisfactory to Agent and the Required Lenders and shall be subject to the Montrovest Subordination Agreement.

(xii)	The following definition of “Montrovest Merger” is added immediately after the definition of “Montrovest Debt Documents”:

“Montrovest Merger” means the merger, pursuant to the laws of Netherlands, of Montrovest B.V. into Montel Sàrl.

(xiii)	The definition of “Montrovest Subordination Agreement” is amended and restated in its entirety to read as follows:

“Montrovest Subordination Agreement” means collectively, (i) Section 5.6 of the Montrovest Debt Documents referred to in clauses (i) and (ii) of the definition of “Montrovest Debt Documents”, and (ii) the Postponement and Subordination Agreement, dated as of June 29, 2018, among the Borrower, Montrovest B.V. (which, following the Montrovest Merger, shall mean Montel), the Term Loan Agent and Agent, in each case as hereafter amended, restated, supplemented or otherwise modified with the consent of Agent and the Required Lenders.

(xiv)	Part (i) of the definition of “Permitted Indebtedness” is amended and restated in its entirety to read as follows:

(i) secured Indebtedness in an aggregate amount not to exceed $20,000,000 at any time, which amount shall include the Term Loan Debt, provided that that (a) such Indebtedness (other than the Term Loan Debt) is subordinated in right and time of payment to the Obligations and in Lien priority to the Agent’s Liens on terms and conditions satisfactory to the Agent and Required Lenders, (b) the Term Loan Debt remains, at all times, subject to the Intercreditor Agreement, and (c) the Restricted Payment Conditions are satisfied at the time of the incurrence of such Indebtedness;

(xv)	Part (y) of the definition of “Permitted Liens” is amended and restated in its entirety to read as follows:

Liens securing the Permitted Indebtedness described in paragraph (i) of the definition thereof, including such Liens granted in favour of the Term Loan Agent in connection with the Term Loan Agreement, provided that such Liens shall, at all times, be subordinate and junior in priority to the Liens securing the Obligations; and

(xvi)	The definition of “Quebec Subordination Agreement” is amended and restated in its entirety to read as follows:

“Quebec Subordination Agreement” means the subordination agreement dated as of June 29, 2018 between Investissement Québec, the Term Loan Agent and Agent, as the same may hereafter be amended, restated, supplemented or otherwise modified with the consent of Agent.

(xvii)	The definition of “Reserves” is amended and restated in its entirety to read as follows:

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Loan to Value Reserves, Bank Product Reserves, Inventory Reserves and Canadian Priority Payable Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that Borrower or any of its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as Taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) currency fluctuations, (c) gift cards, gift certificates and customer deposits, and (d) amounts owing by Borrower or any of its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien, trust or deemed trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens, trusts or deemed trust in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other Taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base.

(xviii)	The following definition of “Term Loan” is added immediately after the definition of “Tax Lender”:

“Term Loan” means the credit extensions (including, without limitation, the “Loan” as defined in the Term Loan Agreement) provided to the Borrower by the Term Loan Lenders under the Term Loan Documents.

(xix)	The following definition of “Term Loan Agent” is added immediately after the definition of “Term Loan”:

“Term Loan Agent” means the “Agent”, as defined in the Term Loan Agreement.

(xx)	The following definition of “Term Loan Agreement” is added immediately after the definition of “Term Loan Agent”:

“Term Loan Agreement” means the Credit Agreement dated as of June 29, 2018, by and between, among others, the Term Loan Agent, as administrative agent, the Term Loan Lenders party thereto from time to time, as lenders, and the Borrower, as borrower, as same may be amended from time to time hereafter to the extent permitted hereunder and in accordance with the Intercreditor Agreement.

(xxi)	The following definition of “Term Loan Borrowing Base” is added immediately after the definition of “Term Loan Agreement”:

“Term Loan Borrowing Base” means the “Borrowing Base” as defined in the Term Loan Agreement.

(xxii)	The following definition of “Term Loan Debt” is added immediately after the definition of “Term Loan Borrowing Base”:

“Term Loan Debt” means all “Obligations” (as defined in the Term Loan Agreement) owing to the Term Loan Secured Parties under the Term Loan Documents.

(xxiii)	The following definition of “Term Loan Documents” is added immediately after the definition of “Term Loan Debt”:

“Term Loan Documents” means the “Loan Documents” under and as defined in the Term Loan Agreement.

(xxiv)	The following definition of “Term Loan Lenders” is added immediately after the definition of “Term Loan Documents”:

“Term Loan Lenders” means the “Lenders” as defined in the Term Loan Agreement.

(xxv)	The following definition of “Term Loan Secured Parties” is added immediately after the definition of “Term Loan Lenders”:

“Term Loan Secured Parties” means the “Lender Group”, as defined in the Term Loan Agreement.

(xxvi)	The following definition of “Term Loan Usage” is added immediately after the definition of “Term Loan Secured Parties”:

“Term Loan Usage” means the aggregate principal balance of the Term Loan owing to all Term Loan Lenders.

(b)	Section 2.1(c) (Revolving Loans) is amended and restated in its entirety to read as follows:

(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Loan to Value Reserves, Bank Product Reserves, Canadian Priority Payable Reserves and other Reserves against the Borrowing Base; provided, that Agent shall notify Borrower at least 5 Business Days prior to the date on which any such reserve is to be established or increased; provided further, that (A) Borrower may not obtain any new Revolving Loans (including Swing Loans) or Letters of Credit to the extent that such Revolving Loan (including Swing Loans) or Letter of Credit would cause an Overadvance after giving effect to the establishment or increase of such reserve as set forth in such notice; (B) no such prior notice shall be required for changes to any reserves established under this Agreement resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; (C) no such prior notice shall be required during the continuance of any Event of Default and (D) no such prior notice shall be required with respect to any Reserve established in respect of any consensual Lien that has priority over Agent’s Liens on the Collateral. The amount of any Receivable Reserve, Inventory Reserve, Loan to Value Reserves, Bank Product Reserve, Canadian Priority Payables Reserve or other Reserve shall be established by Agent in its Permitted Discretion and shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other Reserve established and currently maintained. No reserve shall be implemented with respect to matters which are already specifically reflected as ineligible Accounts or Inventory or Credit Card Receivables.

(c)

Section 2.15 (Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest) is amended by adding the following new part (b) after part (a), and each subsequent part is re-lettered alphabetically accordingly thereafter:

(b)    the Borrower confirms that it fully understands and is able to calculate the rate of interest applicable to the Loans based on the methodology for calculating annual rates provided for in this Agreement. The Borrower hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Borrower as required pursuant to Section 4 of the Interest Act (Canada).

(d)	Section 5.12 (Further Assurances) is amended by adding the following at the end of the Section:

Without limiting the generality of the foregoing, the Borrower shall ensure that promptly, and in no event more than 15 days, following the Montrovest Merger, Montel shall sign an acknowledgment and confirmation in respect of the

Montrovest Subordination Agreement in form and substance satisfactory to the Agent.

(e)	Section 6.6(b)(i) (Prepayments and Amendments) is amended and restated in its entirety to read as follows:

(i)    the Term Loan Documents (except to the extent expressly permitted by the Intercreditor Agreement), the Management Agreement (except to the extent expressly permitted by the Management Subordination Agreement), the Quebec Subordinated Debt Documents, the Montrovest Debt Documents (except to the extent expressly permitted by the Montrovest Subordination Agreement), or any Additional Subordinated Debt Documents or any other agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness that is contractually subordinated in right of payment to the Obligations; or

(f)	Section 6.6 (Prepayments and Amendments) is amended by adding the following new part (c):

(c)    make any payments in respect of the Term Loan Debt other than regularly scheduled interest payments pursuant to the terms of the Term Loan Agreement.

(g)	The final paragraph of Section 6.6 (Prepayments and Amendments) is amended and restated in its entirety to read as follows:

Each Loan Party shall deliver to Agent complete and correct copies of any amendment, restatement, supplement or other modification to or waiver of the Management Agreement, the Quebec Subordinated Debt Documents, the Montrovest Debt Documents, any Additional Subordinated Debt Documents, any Term Loan Document or Governing Documents.

(h)	Section 6.7(d) is amended to change each reference of “Montrovest B.V.” to “Montrovest B.V. (which, following the Montrovest Merger, shall mean Montel)”.

(i)	Section 6.7 (Restricted Payments) is hereby amended by deleting “and” at the end of subsection (d), adding “and” to the end of subsection (e) and adding a new subsection (f) as follows:

“the Borrower shall be permitted to pay Carlo Coda Nunziante up to an amount not greater than EUR€150,000 in the aggregate per annum on account of consulting services provided to the Borrower, reimbursement of expenses in connection therewith and applicable taxes payable by the Borrower in connection therewith, provided that no Default or Event of Default shall have occurred and be continuing at the time of such payment or would result therefrom.”

(j)	The following new Section is added immediately after Section 8.6 (Default Under Other Agreements), and each Section is re-numbered accordingly thereafter:

8.7.    Default Under Term Loan Documents. If there is (i) any breach or default of a Loan Party or any of its Subsidiaries occurs under any of the Term Loan Documents (or any documents relating to renewals, refinancings and extensions of the Indebtedness incurred thereunder) or any Secured Hedging Agreement or (ii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled or required prepayment), prior to the stated maturity thereof; provided that such breach or default shall be deemed continuing hereunder until the Agent or the Required Lenders have expressly waived such breach or default in writing, notwithstanding the fact that such breach or default may have been waived under the terms of the Term Loan Documents or any Secured Hedging Agreement;

(k)	The following new Section 17.16 (Intercreditor Agreement) is added immediately after Section 17.15 (No Setoff):

17.16.    Intercreditor Agreement. The parties hereto acknowledge that the exercise of certain of the Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement regarding intercreditor arrangements among the Agent and the Term Loan Agent. Notwithstanding the foregoing, each Loan Party expressly acknowledges and agrees that the Intercreditor Agreement is solely for the benefit of the parties thereto, and that notwithstanding the fact that the exercise of certain of the Agent’s and Lenders’ rights under the Loan Documents may be subject to the Intercreditor Agreement, no action taken or not taken by the Agent or any Lender in accordance with the terms of the Intercreditor Agreement shall constitute, or be deemed to constitute, a waiver by the Agent or any Lender of any rights such Person has with respect to any Loan Party under any Loan Document and except as specified therein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agent and the Lenders, shall remain in full force and effect.

(l)	Exhibit B-1 (Form of Borrowing Base Certificate) is deleted and replaced by Exhibit B-1 attached hereto.

ARTICLE 3 MISCELLANEOUS PROVISIONS

3.1       Conditions to Effectiveness. This Agreement shall become effective as of the date upon which all of the following conditions have been satisfied (the “Effective Date”):

(a)	Agent shall have received this Agreement or counterparts hereof duly executed and delivered by the Borrower, the Agent and Lender, all in accordance with Section 14.1 of the Credit Agreement;

(b)

Agent shall have received the Intercreditor Agreement duly executed and delivered by each of the Term Loan Agent and the Agent, as acknowledged by the Borrower and each other Loan Party that is party thereto;

(c)	Agent shall have received the Montrovest Subordination Agreement duly executed and delivered by each of Montrovest B.V., the Borrower, Agent and Term Loan Agent;

(d)	Agent shall have received the Quebec Subordination Agreement duly executed and delivered by each of Investissement Quebec, Agent, Term Loan Agent and the Borrower;

(e)	Agent shall have received the Management Subordination Agreement duly executed and delivered by each of the Borrower, Gestofi S.A., Agent and Term Loan Agent;

(f)	Agent shall have received an officer’s certificate of the Borrower as to certain factual matters signed by a senior officer of the Borrower, satisfactory to Agent’s counsel;

(g)

Agent shall have received a certified copy of the Borrower’s resolutions authorizing the Borrower to, inter alia, enter into and execute this Agreement, together with certified copies of its constating documents;

(h)

Agent shall have received a certified executed copy of the Term Loan Agreement together with evidence satisfactory to Agent that all Restricted Payment Conditions after giving effect to the incurrence of the Term Loan Debt are satisfied;

(i)

no Default or Event of Default shall have occurred and be continuing on the Effective Date, nor shall either result from giving effect to the terms of this Agreement or the Term Loan Documents and the transactions contemplated thereunder;

(j)

the representations and warranties of the Loan Parties or their respective Subsidiaries contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(k)	all action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Borrower of this Agreement shall have been duly and effectively taken.

3.2      Credit Card Notifications. By October 31, 2018 (or such later date as Agent may agree in writing), Borrower shall deliver to Agent Credit Card Notifications executed by Borrower and delivered to Borrower’s Credit Card Issuers and Credit Card Processors in accordance with Section 5.18 of the Credit Agreement.

3.3      Representations and Warranties. The Borrower represents and warrants to the Lender Group and the Agent that: (i) as of the Effective Date, this Agreement has been duly authorized, executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) the consummation of the Montrovest Merger will not constitute a Change of Control under the Credit Agreement.

3.4      Continuance of the Loan Documents and the Credit Agreement. The Credit Agreement and the other Loan Documents, as changed, altered, amended or modified by this Agreement, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for in this Agreement.

3.5      Confirmation of Existing Security. Borrower acknowledges and confirms that notwithstanding the execution of this Agreement, each of the existing security documents that Borrower has executed in favour of Agent for each member of the Lender Group and each of the Bank Product Providers (i) remains in full force and effect and has not been terminated discharged or released, (ii) constitutes legal valid and binding obligation of Borrower enforceable against Borrower under the laws of the Province of Ontario and the laws of Canada applicable therein in accordance with its terms, subject to applicable bankruptcy insolvency and other laws of general application limiting the enforceability of creditors rights and (iii) continues to stand as valid and enforceable security subject to the qualifications set forth above for the Obligations.

3.6      Reservation of Rights. Agent and Lender Group hereby expressly reserve all of their available rights, remedies and claims in their entirety, any of which may be exercised or otherwise pursued at any time, and from time to time, in the sole and absolute discretion of Agent or Lender Group in accordance with the Credit Agreement, the other Loan Documents, or at law or in equity.

3.7      Reference to and Effect on the Credit Agreement. On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, “hereto”, “hereby” and similar expressions, and each reference to “the Credit Agreement” and “the Agreement” in any Schedule to the Credit Agreement and, unless the context otherwise requires, any Loan Documents shall mean and refer to the Credit Agreement, as amended by this Agreement.

3.8      Cost and Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of the Agent or any Lender in connection with the preparation, negotiation, execution,

delivery, and administration of this Agreement and related documents including, without limitation, the reasonable fees and out-of-pocket expenses of Goodmans LLP, counsel for the Agent or any Lender with respect thereto and with respect to advising the Agent or any Lender as to its rights and responsibilities hereunder.

3.9      Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

3.10    Interpretation. To the fullest extent permitted by applicable law, neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Agent, the Lender Group or the Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

3.11    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

3.12    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

3.13    Governing Law.

THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE PROVINCE OF ONTARIO; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 3.13.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN THE PROVINCE OF ONTARIO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, ANY SWING LENDER, ANY OTHER LENDER, ANY ISSUING LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF

LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BIRKS GROUP INC.

By:	/s/ Pasquale Di Lillo
	Name:	Pasquale Di Lillo
	Title:	Vice President, Chief Financial and Administrative Officer

By:	/s/ Miranda Melfi
	Name:	Miranda Melfi
	Title:	Vice President, Legal Affairs and Corporate Secretary

WELLS FARGO CANADA CORPORATION, as Agent and as the initial Lender

By:	/s/ David G. Phillips
	Name:	David G. Phillips
	Title:	Senior Vice President

[Signature Page to Amendment No. 1 to the Credit Agreement]

AGREED TO AND ACKNOWLEDGED by the undersigned as of the date first indicated above.

CASH, GOLD & SILVER INC., as guarantor

By:	/s/ Jean-Christophe Bédos
	Name:	Jean-Christophe Bédos
	Title:	Authorized Person

By:	/s/ Miranda Melfi
	Name:	Miranda Melfi
	Title:	Authorized Person